Exhibit 99.1

William C. Goings Appointed to Encore Capital Group Board of Directors
SAN DIEGO, August 30, 2022 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, announced today that William C. Goings has been appointed to Encore's Board of Directors effective September 1, 2022. Mr. Goings will serve on Encore’s Compensation Committee and Nominating and Corporate Governance Committee.
Goings (64) has years of global executive leadership experience in financial services, including banking and insurance. Goings most recently served as executive vice president, TD Bank Group and president, TD Insurance. His experience also includes serving as president of Genworth Financial’s life insurance operations and as CEO of GE Financial Insurance, Europe, a former subsidiary of GE Capital. Goings' earlier career involved working for global companies in corporate banking, strategic planning and business development. Goings currently serves as a director of TrueBlue, Inc. (NYSE: TBI). He also serves as a director of AARP Service Inc. and as a member of the Board of Trustees for Penn Mutual Insurance Company.

"Bill brings years of experience serving as a senior executive and director for other multi-national organizations that support consumers in a variety of ways along the financial lifecycle," said Michael P. Monaco, Chairman of the Board. "His background and approach to critical business needs will complement our existing Board very well, and I'm looking forward to his contributions and partnership in this new role."

"I'm thrilled that Bill will be joining our Board," added Ashish Masih, President and CEO of Encore. "His leadership of critical business functions such as operations, corporate banking, strategic planning and business development, specifically for organizations that provide for consumers and their financial needs, makes him an excellent addition. Additionally, his direct and strong knowledge of the European market will prove to be very valuable for the Encore leadership team."
About Encore Capital Group, Inc.
Encore is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.
Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500.
Contact
Faryar Borhani, Senior Director, Corporate Communications
Press@EncoreCapital.com